Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and effective as of the 4th day of December 2023 (“Effective Date”) by and between Better For You Wellness, Inc., a Nevada Corporation (“Buyer”), and The Ideation Lab, LLC, an Ohio Limited Liability Company, with a principal address of 1349 East Broad Street, Columbus, OH 43205 (“Seller”).

WITNESSETH

WHEREAS, Buyer wishes to buy, and Seller wishes to sell Buyer the Assets (as hereinafter defined): and

WHEREAS, the parties wish to memorialize the terms and conditions of the purchase and sale of the Assets in a written agreement.

NOW, THEREFORE, for and in consideration of the terms and conditions provided below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the parties hereto hereby agree as follows:

1.   Sale and Purchase of Assets.  At the “Closing” as hereinafter defined and subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase all of the following assets, tangible and intangible, which are used or useful in the business operations of the Seller and as more specifically defined below (collectively, the “Assets”):

(a). Records. Seller’s management and other records relating to the Assets which, in the reasonable judgment and discretion of Seller, are segregated or segregatable by Seller from the overall records of Seller, including but not limited to inventory systems, hardware, software, records, customer lists, computers, office equipment, and furniture.

(b). Mobile Equipment, Machinery and Equipment.  The mobile equipment, machinery, equipment, tools, fixtures, and furniture used by Seller exclusively or primarily in connection with the Assets as such items listed thereon may have been sold, replaced, deleted, or added in the ordinary course of business, together with certificates of title for motor vehicles which are licensed and owned by Seller. All of the equipment, fixtures, computers, printers, and other items of personal property, including without limitation those items listed in Exhibit A attached hereto and made a part hereof.

(c). Office Supplies.  The office supplies and forms, packaging materials, and similar miscellaneous tangible personal property used by Seller exclusively or primarily in connection with the Assets.

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(d). Contracts.  All rights and obligations under those instruments not related to real property, including the contracts, leases, permits, and licenses to the extent the same are assignable, including sales orders and commitments, purchase orders and commitments, agreements and contracts of Seller which relate to work or services to be performed for Assets.

(e).  Accounts Receivables. Accounts receivables reflected on Seller’s books for goods invoiced, shipped, or delivered. Advance payments generated or incurred by or in connection with the (including allowances for deductions from remittances, employee advances, rebates, receivables, deposits on bids) and other receivables and claims, including claims against third parties which arise from acts or events occurring before the Closing Date;

(f).  Intangibles.  All intangible assets of the business operations of the Seller, including, without limitations, all trade names/brand names, logos, right to continue the use of brand, Trademarks, formulations, customer lists, supplier lists, licenses, computer software licenses, advertising material, digital content, and listings, and supplies.  “Yellow Pages” listings, “White Pages” listings, any websites/domains/URLs listed on the World Wide Web, telephone numbers, electronic mail, data storage, all existing customer contracts, accounts receivable for existing customers of Seller, all permits and licenses for the conduct of Seller’s business whether state or local authorities issued such permits or licenses, goodwill and the right to use on an exclusive basis the name “Stephen James Curated Coffee Collection” and “The Jordre Well, LLC” and “Ideation Solutions” and EJ Well Co and any derivation of such name.

(g).  Inventory.  All of the Seller's inventory on hand used for operating Seller’s business and/or performance of Seller’s primary business function as of the Closing, including without limitation those items listed in Exhibit A attached hereto and made a part hereof.

(h).  Excluded Assets.  Any liability listed in Exhibit B and not expressly assumed by Buyer herein for the Assets that accrue before Closing are the sole liabilities and responsibility of the Seller, and Seller shall continue to be responsible for those liabilities that accrue for activity before Closing. Seller shall also release Buyer from any claims against Seller, both registered and unregistered.

This Agreement constitutes a sale of all assets of Seller only and is not a sale of any stock in any entity comprising of all or any part of the Seller.  Buyer is not assuming and shall not be responsible for the payment of any liabilities or obligations of the Seller or the shareholders of Seller whatsoever, including but not limited to Exhibit C or any leases, loans, or collective bargaining agreement or other agreement, benefits, plans, or arrangements affecting employees or suppliers.

2.   Purchase Price.  Buyer shall pay the Seller, as the total purchase price for the Assets, an amount equal to Three Million Dollars ($3,000,000) (“the Purchase Price”).  The Purchase Price shall be paid to the Seller as follows:

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Three Million Dollars of Series A Preferred Shares at $0.01 per share using the formula (Purchase Price divided by 1,000). For illustration purposes, the Purchase Price of $3,000,000 divided by Per Share Price of $0.01 divided by 1,000 = 300,000 Series A Preferred Shares).

b.  The Purchase Price balance shall be at the Closing in immediately available funds.

3.   Third Party Consents to Transfer.  This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit, or other agreement or arrangement or any claim, right, or benefit arising under or resulting from them if an assignment without the consent of a third party would constitute a breach or violation of them or affect adversely the ability of Seller or one or more of its subsidiaries to convey the interest to Buyer without impairment.  If a consent of a third party which is required in order to assign any interest of Seller in and to the Assets is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect Seller’s or one or more of its subsidiaries’ ability to convey the Asset(s) to Buyer without impairment: (a) Seller or one or more of its subsidiaries will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the Asset(s) of Seller or one or more of its subsidiaries in the benefits, and, to the extent Buyer receives such benefits, Buyer shall accept the burdens and perform the obligations, under any such instrument, contract, lease, permit or other agreement or arrangement, including performance by Buyer or Seller or one or more of its subsidiaries as agent for the other, if economically feasible and (b) any transfer or assignment to Buyer by Seller or one or more of its subsidiaries of any Asset under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained.  The terms and conditions of this Paragraph 3 shall survive and remain binding upon each of the parties hereto following the Closing hereof.

4.  Transferring Permits and Licenses.  Seller will assign, transfer or convey, or cause to be assigned, transferred, or conveyed to Buyer at the Closing those permits and licenses, to the extent that any Contract or any claim, correct, or benefit arising thereunder are held or used by the Seller in connection with the Assets and which can be assigned without having to obtain the consent of any third party with respect thereto.  Seller will cooperate with Buyer in obtaining any third party consents necessary to the assignment or transfer of any other permits or licenses used or held by Seller in connection with the Assets which are so assignable or transferable; however, neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Buyer to the third party from whom such approval, consent or waiver is requested.  Buyer shall assume, as of Closing, all obligations of Seller arising before, at, or after Closing under those permits and licenses which can be transferred without having to obtain the consent of any third party and those permits and licenses for which consent to transfer is obtained before Closing.

5.  Assignment of Contracts.

(a). Contracts Assignable Without Consent.  Seller agrees to assign or cause to be assigned to Buyer, as of the Closing, all of the rights of Seller under the Contracts that are assignable without the consent of any third party, and Buyer shall assume, as of the Closing, all obligations of Seller thereunder which arise before, at or after Closing.

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(b). Seller to Use Reasonable Efforts.  Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to sell, assign, transfer or convey or cause to be sold, assigned, transferred, or conveyed to Buyer, if applicable, any of its rights in and to any of the Contracts without first obtaining all necessary approvals, consents or waivers.  Seller shall use all reasonable efforts, and Buyer shall reasonably cooperate with Seller to obtain all necessary approvals, consents, or waivers or to resolve any impracticalities of transfer necessary to assign or convey to Buyer, if applicable, each such Contract as soon as practicable; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which Buyer shall pay to the third party from whom such approval, consent or waiver is requested.  Such approvals, consents, and waivers shall favor the Buyer.  If the Seller obtains consent to the assignment of a Contract before the Closing, Buyer shall assume, as of Closing, all obligations of Seller thereunder which arise before, at, or after the Closing, as though no consent was required.

(c). If Waivers or Consents Cannot be Obtained.  To the extent that any of the approvals, consents, or waivers referred to have not been obtained by Seller as of the Closing, or until the impracticalities of transfer are resolved, Seller shall, during the remaining term of such Contracts, use all reasonable efforts to (i) obtain the consent of any such third party with the filing fees and ordinary administrative charges payable to such third party to be split equally by the parties; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Contracts to Buyer, so long as Buyer fully cooperates with Seller in such arrangements; and (iii) enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of Seller arising from such Contracts against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Contracts in accordance with the terms thereof upon the request of, and indemnification from, Buyer).

(d). Non-assignability.   The rights and obligations of either party are not capable of being sold, assigned, transferred, or conveyed without the approval, consent, or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or another governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof.

6.  Disclosure of Confidential Information and Noncompetition.

a.  Non-Disclosure.  Seller agrees that Seller shall not use for any purpose and will not directly or indirectly disseminate or disclose to any other person or entity any of the trade secrets; marketing techniques and materials; customer names and all other information relating to Seller’s customers; price list; pricing policies and any financial information relating to the business of Seller or Buyer or its customers; employee lists, supplier lists; prospect list; and any other confidential or proprietary information relating to the business of Seller or Buyer (collectively the “Confidential Information”).

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b.  Non-Solicitation.  For two (2) years following the Closing Date, the Seller shall not directly or indirectly: (i) contact, solicit, advise or consult any customer of either Seller or Buyer to cause such customer to purchase, license, or otherwise obtain products or services which are similar to or in any way compete with the products or services sold or provided by the Buyer; or (ii) induce, or attempt to induce, any customer to cancel, diminish, decrease or curtail any business relationship, contractual or otherwise, with the Buyer; or (iii) contact, solicit, induce or attempt to induce or influence any employee, independent contractor or agent of Buyer to terminate their employment, engagement or contractual relationship with Buyer.

c. Covenants Against Competition.  For two (2) years following the Closing Date, the Seller shall not within a one hundred (100) mile radius of Seller’s principal business address listed in the Preamble of this Agreement (the “Restricted Area”), directly or indirectly, assist or have an interest in (whether or not such interest is active), whether as partner, investor, stockholder, officer, director or as any principal whatever, or entered into the employment of or act as an independent contractor or agent for or advisor or consultant to any individual or entity that is or is about to become directly or indirectly engaged in, any business or activity which is the same or similar to the business of Buyer, or that competes in any manner with the business conducted by Buyer.

d.  Damages and Remedies.

(i)  Injunctive Relief.  Seller acknowledges and agrees that Buyer would be irreparably injured, the value of the business of Buyer would be irreparably damaged, and Buyer could not adequately be compensated solely by monetary damages if Seller were to violate the terms of Sections 4(a), 4(b) or 4(c) of this Agreement (collectively the “Restrictions”).  Seller agrees that if Seller shall violate any of the Restrictions, Buyer specifically shall be entitled to injunctive and other equitable relief to enjoin Seller’s violations of such Restrictions.  Seller agrees to (i) not oppose such injunctive relief and (ii) pay all court costs and attorney fees Buyer incurs in seeking or obtaining injunctive relief.

(ii)  Remedies Cumulative.  The above remedy shall be cumulative and in addition to any other rights or remedies to which Buyer is or may be entitled at law, in equity, or under this Agreement.

e.  Enforceability of Agreement.

(i)  Reasonableness of Restrictions.  The seller has carefully read and considered the Restrictions and, having done so, agrees that the Restrictions (including, but not limited to, the period of restriction and the geographical areas of restriction set forth herein) are fair and reasonable and are reasonably required for the protection of the interest of Buyer.  The Seller has had the opportunity to consult with an attorney before the execution of this Agreement and freely executes this Agreement following such consultation and with the advice of its attorney.

(ii)   Severability.  If, notwithstanding the preceding, any part of the Restrictions shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein.

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(iii)   Time Period.  Suppose a Court of competent jurisdiction shall determine by a final judgment that the scope or period of any Restrictions is too broad to be capable of enforcement. In that case, such Court is authorized to modify such covenants and to enforce them to the full scope and extent and for the full-time period that the Court deems just and equitable.

7.   Covenants of Seller.  Seller promises, covenants, and agrees:

a.	Seller shall use its reasonable best efforts to transition as much Confidential Information as possible to Buyer, including Seller’s customers, clients, business relations, and goodwill.

b.	Seller shall provide to Buyer, on or about the Closing Date, all of its billing records, any other records relating to customer accounts, and any other records required by Buyer.

8.   Seller’s Representations and Warranties.  To the best knowledge of Seller, Seller makes the following representations and warranties and agrees the same shall be true and correct as of the Closing and for not less than one (1) year after that, where applicable:

a)

Seller is a Limited Liability Company duly organized, validly existing, and in good standing under the laws of the State of Ohio.  Seller has full corporate power and authority to execute and deliver this Agreement, to perform or cause to be performed its obligations hereunder, and to consummate or the transactions cause to be consummated.

b)

The execution of this Agreement and the consummation of the transaction contemplated herein does not conflict with or violate any provisions of or create a breach of any agreement to which Seller is a party.

c)

Seller has and will deliver to Buyer at Closing good and marketable title to all Assets to be transferred under this Agreement, free and clear of and from any claims, liens, encumbrances, security interest, or liabilities.

d)

Seller has delivered to Buyer an unaudited Balance Sheet of the business of Seller for which the Assets are primarily used as of October 31, 2023 (“Balance Sheet”) and financial statements of the business of Seller for which the Assets are primarily used as of  October 31, 2023, including the notes thereto (“Financial Statements”) (the Balance Sheet and the Financial Statements are sometimes referred to collectively as the “Business Financial Statements”).  The Balance Sheet and the Financial Statements fairly present the business's financial condition as of  October 31, 2023,  and have been prepared following GAAP throughout the periods involved (except as disclosed in the notes thereto.)  The provisions for personal property taxes in the Financial Statements were sufficient to provide for all such personal property taxes that, as of the dates of the Balance Sheet included therein, were due and unpaid and for an appropriate accrual for other unpaid personal property taxes as of such times.  Seller or one of its subsidiaries has paid personal property taxes, if any, when due and payable.

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e)

Except as may be expressly contemplated in this Agreement, there has not been any material adverse change in the Assets, taken as a whole, or in the business of Seller, and such business of Seller has been conducted only in the ordinary course.

f)

Seller paid or adequately provided for taxes, licenses, or other charges levied, assessed, imposed, or accrued upon any of the property of the Seller or in connection with the Seller’s business as of the date of this Agreement (including, without limitation, personal property tax, sales and use tax and any income taxes).

g)

There is no claim, action, suit, proceeding, or investigation pending or, to the Knowledge of Seller, threatened, against or involving Seller or one or more of its subsidiaries which questions the validity of this Agreement or seeks to prohibit or forbid or otherwise challenge the transactions contemplated, and, to the Knowledge of Seller, there is no basis for any such claim, action, suit, proceeding or governmental investigation.

h)

All Assets sold herein by Seller are and will be adequately insured against fire or other casualties up to the Closing Date. Valid policies, therefore, are and will be outstanding and duly in force, and the premiums thereon will be paid until the Closing Date.

i)

Before the Closing, Seller shall deliver to Buyer true and correct copies of all equipment warranties, which are in the possession of Seller, of manufacturers and/or vendors affecting improvements and equipment or affecting any of the Assets being sold hereunder and/or used in connection with the Seller’s business.

j)

If any material adverse changes occur before the Closing Date as to any information, documents, schedules, or exhibits contained or referred to in this Agreement, Seller will immediately disclose the same to Buyer when first known to Seller.

k)

All of the Assets to be sold or the use thereof to be transferred to Buyer is now, and at the Closing will be, in good operating condition, in good condition of maintenance and repairs, and at least as good a condition as on the date hereof. Between the date hereof and the Closing Date, Seller will maintain such tangible properties and assets following good maintenance practice.

l)

No representation, warranty, or statement of Seller omits or will omit to state any material facts necessary to make each representation, warranty, or statement in this Agreement accurate in all material respects.

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9.  Buyer’s Representations and Warranties.  Buyer represents and warrants as follows:

a)	Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Ohio.

b)

The execution of this Agreement and the consummation of the transaction contemplated herein does not conflict with or violate any provisions of the Articles of Organization or Operating Agreement of the Buyer or any other agreement to which the Buyer is a party.

c)

No representation, warranty, or statement of Buyer omits or will omit to state any material facts necessary to make each representation, warranty, or statement in this Agreement accurate in all material respects.

10.  Conditions Precedent.  The obligations of the Buyer under this Agreement are subject to the following conditions, any of which the Buyer may waive:

a)	There shall not have been from the date hereof to the Closing any damage, destruction, or loss, of or to the Assets, which is not covered by insurance.

b)	All covenants made by Seller which are to be performed at or before the Closing hereunder shall have been duly performed.

c)

All proceedings taken or to be taken in connection with the transactions contemplated by this Agreement shall be consummated at or before the Closing Date, and all documents, schedules, exhibits, and certificates shall be satisfactory in form and substance to Buyer.  Buyer shall have received copies of all documents requested concerning said transaction.

d)

There shall not have been any material breach of the representations or warranties of Seller contained in this Agreement, and such representations and warranties shall continue to be true on the Closing Date.

11.  Closing. The consummation of the transaction described in this Agreement (the “Closing”) shall take place on or before December 4th, 2023 (the “Closing Date”), at the principal business office of Buyer or Buyer’s attorney or other designee, or on such other date and location as shall be mutually agreeable to Buyer and Seller.  At the Closing, Seller shall evidence the transfer of title of the Assets by executing the Bill of Sale, and Buyer shall deliver the Purchase Price as provided above.

12.  Closing Documents and Deliveries.

a.	Seller’s Deliverables.

 (i)    A the Closing, the Seller shall deliver to, or cause to be delivered to Buyer, the Bill of Sale, attached as Exhibit A, and such other instruments or transfer documents as Buyer shall reasonably deem necessary or appropriate for the sale and delivery of Assets.

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(ii)    On or before the 2nd day immediately following the Closing, Seller shall send to the Buyer a draft of Internal Revenue Services Form 8594 containing the Seller’s proposed allocation, under Code Section 1060, of the Purchase Price (including cash paid and liabilities assumed) among the properties and rights sold under this Agreement.  Buyer will notify Seller within three (3) days after receipt of such Form 8594 whether it agrees with such proposed allocation.  If it disagrees, the parties will make a good-faith attempt to reach an agreement.

(iii)   Seller shall execute all legal documents necessary to convey clear title to Buyer of the Assets transferred and shall take such other actions as Buyer may reasonably require to take title more fully and effectively to or assume the Assets described herein

b.    Buyer’s Deliveries.  At the Closing, the Buyer shall deliver to, or cause to be delivered to the Seller, the balance of the Purchase Price.

13.  Transition Assistance.  As additional consideration for the Purchase Price, Seller shall provide Buyer with administrative, training, and similar services for a transitional period not exceeding forty (40) hours per week for (15) days immediately following the Closing.  If Buyer needs additional administrative, training, or similar support following the 15 days described above, Buyer may engage Seller for such services under terms and conditions mutually agreeable to each party in a separate agreement.

14.   Default.  Suppose the Seller fails to comply with all of the terms and conditions of this Agreement or otherwise fails to deliver any of its deliverables hereunder on or before the Closing hereof. In that case, Buyer may, at its election, terminate this Agreement on or before the Closing Date.  In the event of such termination by Buyer, Buyer shall retain the Ernest Deposit and have no obligation to deliver any portion of the balance of the Purchase Price to Seller.

15.  Indemnification.  The Seller shall indemnify and hold harmless the Buyer against and in respect of

a.    all liabilities and obligations of, or claims against, the Buyer arising because of Seller’s ownership or control of the Assets before the Closing Date.

b.    any damage or deficiency resulting from misrepresentations or breach of a representation or warranty by Seller under this Agreement.

c.    all suits, proceedings, demands, assessments, judgments, costs, and expenses, including reasonable attorney’s fees, which may be imposed upon or incurred by or asserted against the Buyer incident to or arising out of any action, activity or operations of Seller’s business before and including the Closing Date.

d.   any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including without limitation, reasonable attorney fees, incident to any of the preceding provisions of this paragraph; provided, however, that Buyer shall give Seller notice in writing as soon as practicable of any such action, suit, proceeding, claim, demand or assessment against Buyer, and Seller shall have the option, at its own cost and expense, through counsel designated by it, to defend any such action or claim.  Buyer shall have the right (but not the duty) to retain its counsel and participate in the defense of any action or settlement of any such claim undertaken by Seller.

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e.    Promptly upon receipt of Buyer of a notice of a claim by a third party which may give rise to a claim for indemnification, Buyer shall give written notice thereof to Seller.  If Seller gives to Buyer an agreement in writing, in a form satisfactory to Buyer’s counsel, to defend such claim, Seller may, at their sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner, as Seller in its sole discretion shall elect and Buyer shall execute such documents and take such steps as may be reasonable necessary in the opinion of counsel for Seller to enable Seller to conduct the defense of such claims.  In any event, each of the parties hereto shall have such access to the records and files of the other party hereto relating to any such claim as may be reasonably necessary to defend or participate in the defense thereof effectively.

16.  The Agreement is Fully Read and Understood.  All parties have carefully read this Agreement and know and understand the contents.  The recitals stated above are incorporated herein by reference.  The parties have each taken the opportunity to waive or receive independent legal advice from the attorneys of their choice concerning the preparation, review, and advisability of executing this Agreement.  Before execution of this Agreement, each party acknowledges that they have executed this Agreement after independent investigation and without fraud, coercion, or undue influence.

17.  Brokers.  Sellers and Buyer represent and agree that no broker or finder has been involved in any manner in the negotiation or consummation of the transactions contemplated.  Seller agrees to indemnify and save Buyer harmless from and against any claims, liabilities, or obligations with respect to brokerage or finders’ fees or commissions in connection with the transactions contemplated by this Agreement asserted by any person based on any statement or representation made or alleged to have been made by Seller.

18.  Payment of Legal Fees.  Buyer and Seller shall each pay their own professional or other third-party fees incurred in preparing, revising, or modifying this Agreement.  The parties agree that each Party will pay the cost of preparing this document.

19.  Risk of Loss.  The risk of any loss, damage, impairment, confiscation, or condemnation of the Assets or any part of any thereof shall be always upon Seller before the Closing Date.  In any such event, the proceeds of, or any claim for any loss payable under, any Seller insurance policy, judgment, or award shall be payable to Seller, which may repair, replace, or restore any such Asset as soon as possible after its loss, impairment, confiscation or condemnation or, if insurance proceeds are insufficient to repair, replace or restore the property, pay such proceeds to Buyer, provided that in the event of substantial damage to a material part of the Assets, either party may terminate this Agreement with no penalty or liability to the other.  In such event of termination, Buyer shall retain the Earnest Deposit.

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20.   Miscellaneous.

a.    Casualty before Closing.  If, before the Closing Date, any of the Assets shall be damaged by fire or any other casualty, the Buyer shall have the option (i) to terminate this Agreement without liability or (ii) to waive diminution in value and close under this Agreement, buying the Assets “as is,” in which event the Buyer shall be entitled to receive the proceeds of any insurance paid to Seller because of such loss or damage.

b.    Bulk Sale Law.  The Buyer waives the Seller's compliance with any state's Bulk Sales Law provisions. The Seller agrees to indemnify the Buyer against and hold the Buyer harmless from any claims, demands, liabilities, and obligations arising out of the failure or alleged failure of the Seller to comply with any such law in respect of such sales transfers.  Buyer and Seller shall jointly execute a letter to creditors of Sellers advising them of the sale.

c.    Governing Law.  This Agreement shall be construed and enforced under the laws of the State of Ohio.

d.    Effect of Agreement.  This Agreement sets forth the entire understanding of the parties.  It shall not be changed or terminated orally.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties.

e.    Severability.  Suppose any provisions of this Agreement shall, for any reason, be held invalid. In that case, the invalidity of such specific provision shall not be held to invalidate any other provisions of this Agreement, which shall, therefore, remain in full force and effect.

f.     Notices.  Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by hand delivery, facsimile transmission, overnight mail or registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

To Buyer as follows: David Deming Better For You Wellness, Inc. 1349 East Broad Street Columbus, OH 43205	To Seller as follows: Ian James The Ideation Lab, LLC 1349 East Broad Street Columbus, OH 43205

Any such notice shall be deemed received if by hand delivery, facsimile transmission, or overnight mail upon receipt and delivery of electronic or written confirmation or if by registered or certified mail two (2) days following proper posting with the U.S. Postal Service.  Either party may change their address to give notice upon written notice to the other party.

g.   Counterparts.  This Agreement may be executed in counterparts, and all such executed counterparts shall be deemed to constitute a single Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

BUYER

Better For You Wellness, Inc.
a Nevada Corporation

By:	/s/ David Deming
Name/Title: David Deming/Audit Committee Chairman

SELLER

The Ideation Lab, LLC
an Ohio Limited Liability Company

By:	/s/ Ian James
Name/Title: Ian James/Managing Member

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Exhibit A

Asset Purchase Agreement

LIST OF INVENTORY AND EQUIPMENT INCLUDED IN ASSET SALE

Trade names/Brand names,

Logos,

Trademarks,

Formulations,

Customer lists,

Supplier lists,

Permits and licenses,

Computer software licenses,

Advertising material,

Digital content,

Listings

Office supplies.

Websites/domains/URLs listed on the World Wide Web,

Telephone numbers,

Electronic mail,

Data storage,

All existing customer contracts,

Accounts receivable for existing customers

Awards

2	Crimper Sealers

4	Mac Laptop Computers

2	iMac Desktop Computers

6000	Candle vessels

3	Brother Laser Printers

1	HP Color Laser Printer

1	Coffee Tumbler

1	Espresso Coffee Grinders

1	Commercial coffee grinder

3	Standing desks

5	Aeron Office Chairs

4	Stainless Steel Lab table on casters

1	Conference Table

6	Leather Conference chairs

1	Leather Love Seat

1	Leather Sofa

1	Leather Chair

Exclusive in-perpetuity right to use the name “Stephen James Curated Coffee Collection” and “The Jordre Well, LLC” and “Ideation Solutions” and EJ Well Co. and any derivation of such name

Category	Product Size/Type	Product Name	Case	Case Size	Loose	Total
Coffee	Bag 12oz	Light			39	39
Coffee	Sample 3oz	Light	8	10	3	83
Coffee	5lb Bag	Light				0
Coffee	Bag 12oz	Medium			9	9
Coffee	Sample 3oz	Medium	1	10	3	13
Coffee	5lb Bag	Medium				0
Coffee	Bag 12oz	Dark			24	24
Coffee	Sample 3oz	Dark	2	10	4	24
Coffee	5lb Bag	Dark				0
Coffee	Bag 12oz	CBD			10	10
Coffee	Sample 3oz	CBD			2	2
Coffee	5lb Bag	CBD			4	4
Coffee	Bag 12oz	Decaf	2	4	132	140
Coffee	Sample 3oz	Decaf	3	10	2	32
Coffee	5lb Bag	Decaf			7	7
Ground Coffee	Bag 12oz	Light				0
Ground Coffee	Sample 3oz	Light				0
Ground Coffee	Bag 12oz	Medium				0
Ground Coffee	Sample 3oz	Medium			5	5
Ground Coffee	Bag 12oz	Dark				0
Ground Coffee	Sample 3oz	Dark				0
Ground Coffee	Bag 12oz	CBD				0
Ground Coffee	Sample 3oz	CBD				0
Ground Coffee	Bag 12oz	Decaf			5	5
Ground Coffee	Sample 3oz	Decaf				0
Swag	XS	Black Hoodie				0

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Category	Product Size/Type	Product Name	Case	Case Size	Loose	Total
Swag	S	Black Hoodie				0
Swag	M	Black Hoodie			1	1
Swag	L	Black Hoodie			3	3
Swag	XL	Black Hoodie			1	1
Swag	XXL	Black Hoodie			2	2
Swag	XS	Jacket				0
Swag	S	Jacket				0
Swag	M	Jacket			1	1
Swag	L	Jacket			2	2
Swag	XL	Jacket			2	2
Swag	XXL	Jacket			1	1
Swag	XS	Latte Hoodie				0
Swag	S	Latte Hoodie				0
Swag	M	Latte Hoodie				0
Swag	L	Latte Hoodie				0
Swag	XL	Latte Hoodie			4	4
Swag	XXL	Latte Hoodie				0
Swag	Mug	Black			7	7
Swag	TJW Tumbler	Tumbler			14	14
K-Cups	Light	Box 12			40	40
K-Cups	Light	Loose Cases 600			10	10
Pounds Coffee	Light				25	25
Pounds Coffee	Medium					0
Pounds Coffee	Dark				100	100
Pounds Coffee	Decaf				50	50
Pounds Coffee	Sumatra				25	25
Cold Brew	4Pk				28	28
Cold Brew singles	trays of 12		176	12	4	2,116
K-Cups	Light	Loose Cases 120			9	9
Category	Product Size/Type	Product Name	Case	Case Size	Loose	Total
Kroger	Bags
Light	12oz				140	140
Medium	12oz				140	140
Dark	12oz				140	140
Category	Product Size/Type	Product Name	Case	Case Size	Loose	Total
Components	Kcup Light Box					12,550
	Kcup Meduim Box					12,700
	Kcup Dark Box					12,600
	Kcup CBD Box					4,200
	Kcup Lids Light					111,696
	Kcup Lids Medium					120,000
	Kcup Lids Dark					120,000
	Kcup Lids CBD					120,000
	Light Roast Bag					1,967
	Medium Roast Bag					1,731
	Dark Roast Bag					1,984
	Decaf Roast Bag					2,835
	CBD Roast Bag					2,475
	Light Roast Label					1,900
	Medium Roast Label					1,300
	Dark Roast Label					1,950
	Decaf Roast Label					400
	CBD Roast Label					150
	Round CBD for 3oz					150

14

Exhibit B

Asset Purchase Agreement

LIST OF BUSINESS ENTITIES, BANK ACCOUNTS, LIABILITIES AND EQUIPMENT
NOT INCLUDED IN ASSET SALE

The Corporate Entities:

The Ideation Lab, LLC

Ideation Solutions, LLC

The Jordre Well, LLC

National Hemp Partners, LLC

Creative Ideas Center, LLC

Ella Jane, LLC

Manufacturing & Packaging Solutions, LLC

Stephen James Curated Coffee Collection, LLC

Bank Accounts for the following entities:

The Ideation Lab, LLC

The Jordre Well, LLC

The Ideation Solutions, LLC

Loans made to The Ideation Lab, LLC or any of its subsidiaries from the following:

Green Ohio Ventures, LLC in the amount of: $1,139,995.30

Ian James and Stephen Letourneau in the amount of: $131,059.81

Building Momentum, LLC in the amount of: $42,255.66

Leases:

The Ideation Lab, LLC (Office)

The Jordre Well, LLC The Ideation Lab, LLC (Office)

Banwick Road Warehouse

Lease of Hemp CBD Manufacturing Space

Lab Equipment

Two - KG Five Mixers

15

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that as of December 4, 2023, and in consideration of the sum of the Purchase Price, as that term is defined in that certain Asset Purchase Agreement (“Agreement”) among and between Better For You Wellness, Inc., a Nevada Corporation, as Purchaser and The Ideation Lab, LLC, as Seller, dated of the date first written above, the receipt of which is hereby acknowledged, and undersigned does hereby grant, sell, transfer and deliver unto Better For You Wellness, Inc., its respective successors, and assigns, all Assets described in Exhibit A attached hereto and expressly made a part of hereof by reference and all Inventory described in Exhibit B attached hereto and explicitly made a part hereof by reference.

TO HAVE AND TO HOLD, all and singular, the said assets, forever; and the undersigned grantor hereby covenants with the said grantee that it is the lawful owner of the said assets; that said assets are free from all encumbrances; that it has good right to sell the same as aforesaid, and that it will warrant and defend the title of the same against the lawful claims and demands of all persons whomsoever.

IN WITNESS WHEREOF, a representative of the said grantor has hereunto set his hand on behalf of the grantor as of the date first above written.

The Ideation Lab, LLC		Creative Ideas Center, LLC

By:	/s/ Ian James	By:	/s/ Ian James
Name/Title: Ian James/Managing Member		Name/Title: Ian James/Managing Member

The Jordre Well, LLC		Ella Jane, LLC

By:	/s/ Ian James	By:	/s/ Ian James
Name/Title: Ian James/Managing Member		Name/Title: Ian James/Managing Member

Ideation Solutions, LLC		Stephen James Curated Coffee Collection, LLC

By:	/s/ Ian James	By:	/s/ Ian James
Name/Title: Ian James/Managing Member		Name/Title: Ian James/Managing Member

Manufacturing & Packaging Solutions, LLC

By:	/s/ Ian James
Name/Title: Ian James/Managing Member

16